EXHIBIT A
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Canterbury Park Holding Corporation dated as of November 14, 2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

November 14, 2025
BLACK DIAMOND CAPITAL MANAGEMENT I, LLLP

	By:	/s/ Stephen H. Deckoff
Name: Stephen H. Deckoff
Title: Managing Principal

STEPHEN H. DECKOFF
/s/ Stephen H. Deckoff